Exhibit 10.1

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Amendment (this “Amendment”) is entered into as of April 30, 2026 (the “Effective Date”), by and between Clearmind Medicine Inc., a British Columbia corporation (the “Company”), and the accredited investors party hereto (each, a “Buyer”).

WHEREAS, on September 17, 2025, the Company entered into that certain Securities Purchase Agreement with the Buyers (as amended from time to time, the “SPA”), pursuant to which the Company may issue and sell convertible promissory notes (each, an “Additional Note”) in an aggregate principal amount of up to $10,000,000 (the “Subscription Amount”);

WHEREAS, the parties have substantially utilized the Subscription Amount under the SPA;

WHEREAS, the Company and the Buyers desire to amend the SPA to increase the Subscription Amount such that, as of the Effective Date, $10,000,000 of capacity remains available for future issuances of Additional Notes; and

WHEREAS, the parties wish to confirm the continued operation of the quarterly issuance mechanics set forth in Section 1(c) of the SPA.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Buyers agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the SPA.

2. Amendment to Subscription Amount. Notwithstanding anything to the contrary in the SPA, the definition of “Subscription Amount” and any reference thereto in the SPA shall be amended such that the aggregate principal amount of Additional Notes that may be issued and sold pursuant to the SPA shall be an amount equal to (i) the aggregate principal amount of Additional Notes issued under the SPA prior to the Effective Date, plus (ii) $10,000,000.

3. Additional Closings; No Obligation. The parties acknowledge that, following the Effective Date, Additional Purchases shall continue to be governed by Section 1(c) of the SPA, including the limitation that the aggregate principal amount of Additional Notes issued in any Calendar Quarter shall not exceed $2,500,000, unless otherwise agreed in writing by the Company and the Buyers.

Nothing in this Amendment or the SPA shall obligate the Company to request any Additional Purchase or to utilize any portion of the remaining Subscription Amount, and there shall be no minimum commitment, minimum drawdown requirement, or penalty for non-utilization.

4. No Other Amendments. Except as expressly set forth herein, (a) all terms and conditions of the SPA remain in full force and effect, and (b) nothing herein shall be deemed to waive, limit, or modify any rights or obligations of any party under the SPA or any Additional Note.

5. Governing Law. This Amendment, and the rights and obligations of the parties hereunder, shall be governed by, and construed in accordance with, Section 8(a) of the SPA, which provision is hereby incorporated by reference mutatis mutandis as if fully set forth herein.

6. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

7. Further Assurances. Each party agrees to execute such further documents and take such further actions as may be reasonably necessary to effectuate the purposes of this Amendment.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CLEARMIND MEDICINE INC.

By:
Name:
Title:

[HOLDER NAME]

By:
Name:
Title: